UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2007

MONTGOMERY REALTY GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30724	88-0377199
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

400 Oyster Point Blvd., Suite 415 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

(650) 266-8080
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 23, 2007, Montgomery Realty Group, Inc., entered into an agreement to sell its London Square Apartments in Austin, Texas, to an unrelated third party for an aggregate sale price of $5,310,000. The agreement allows the buyer to have a 45-day due diligence period to investigate the property with the closing to occur 15 days after the due diligence period has elapsed.

Montgomery purchased the London Square Apartments in June 2005 for an aggregate purchase price of approximately $3,200,000. The prospective sale at $5,310,000 is approximately $2,110,000 more than Montgomery’s acquisition cost, or approximately 65% more than the price Montgomery paid. This gain is a result of both the increased prices in the Austin apartment market as well as the substantial renovation activities undertaken by Montgomery at the London Square Apartments, which to date have totaled approximately $1,000,000.

The London Square Apartments consist of 118 apartment units. Montgomery acquired the London Square Apartments and two other Austin apartment complexes in June 2005 as part of the tax-free exchange that followed the sale of Montgomery’s Orchard Supply Shopping Center in January 2005.

This is Montgomery’s second sale of an Austin apartment complex, with the Ashdale Garden Apartments having been sold in October 2006. Montgomery continues to own and operate the Glen Oaks Apartment Complex.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number	Title of Document	Location

10	Material Contracts
10.32	Purchase and Sale Agreement and Joint Escrow Instructions between Montgomery Realty Group, Inc. and Cypress Real Estate Advisors, Inc. dated February 23, 2007	This filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MONTGOMERY REALTY GROUP, INC.
Registrant

Dated: February 27, 2007	By:	/s/ Marianne Duhaterova
Marianne Duhaterova
Chief Financial Officer

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